Exhibit 10.8

[Genome Therapeutics Corporation]

March 15, 2004

Dear Martin:

You have advised us that you wish to leave Genome Therapeutics Corp. (the “Company”) no later than June 30, 2004, and we have agreed that it is in our mutual interests for there to be a transition period prior to a separation of your employment with the Company. The purpose of this letter is to confirm the agreement between you and the Company concerning the remainder of your employment and your separation arrangements, as follows:

1.    Remaining Period of Employment and Employment Termination.

(a)    The Company will continue to employ you in your current position, at a base rate of pay of $260,000 per year, retroactive to January 1, 2004, and will continue your participation in those of its benefit plans in which you are currently enrolled, during the remainder of your employment with the Company.

(b)    The Company will pay you a bonus for 2003 of Seventy Two Thousand Seven Hundred and Fifty Dollars ($72,750) at the time 2003 bonuses are paid to other executives of the Company in the normal course.

(c)    You agree to continue to work to accomplish the goals to which you and the Company have agreed (as set forth on Attachment A to this Agreement) and to otherwise cooperate to assure a smooth winding down or transition, as applicable, of your duties and responsibilities for the Company. You will continue to provide services on a full-time basis until the termination of your employment, unless a reduced work schedule is initiated or approved by the Company. It is understood that the Company may hire your replacement while your employment continues and, at the Company’s election, such replacement may begin employment and may assume the regular duties of your position and the management of personnel currently reporting to you. Further, in that event, the Company may elect to assign you responsibility for assisting your replacement to fully assume your former responsibilities for a period not to exceed thirty (30) calendar days.

(d)    Your employment with the Company will terminate on June 30, 2004 (the “Separation Date”). The Company, at its option, may relieve you of performing any further responsibilities for the Company prior to the Separation Date, but notwithstanding any such action, you will continue to be an employee through the Separation Date with respect to your right to receive salary, accrue vacation, and receive or participate in all other employment benefits and programs to which you are currently entitled, including but not limited to, participation in the Employee Stock Purchase Program. You hereby resign all positions and offices held with the Company or any of its Affiliates (as hereafter defined), effective as of the earlier of the Separation Date or the date your performance obligations with the Company terminate. It is understood that the Company will take actions in reliance on your resignation and that it is irrevocable.

(e)    The Company will fully fund its required match to your 401(k) plan contributions and accelerate the vesting of all such Company matching funds, through the Separation Date, to the extent necessary to fully vest those contributions by the Separation Date, provided that such funding and vesting are permissible under plan terms and applicable law.

2.    Final Salary and Vacation Pay. You will receive, no later than the Separation Date, pay for all work you have performed for the Company during the final payroll period of your employment, through the Separation Date, to the extent not previously paid. You will also receive pay, no later than the Separation Date, for all vacation time you have earned but not used as of the Separation Date, as determined in accordance with the policies of the Company.

3.    Severance Payments and Benefits. Provided that you reasonably meet your obligations under Section 1(c) hereof and the Employee Agreement (as defined in Section 7 hereof) to the reasonable satisfaction of the Company and otherwise meet the conditions set forth herein, including your obligation to sign an effective release of claims in the form attached hereto and marked Attachment B (the “Release”), the Company will provide you the following severance payments and benefits:

(a)    The Company will pay you severance payments at the annual base rate set forth in Section 1(a) from the day immediately following the Separation Date until the earlier of the expiration of 45 weeks or the date you commence new employment in a comparable position with equivalent compensation; provided, however, that if you obtain such other employment prior to receiving 32 weeks of severance payments, the Company will nonetheless continue severance payments hereunder until you have received a total of 32 weeks of such payments. (The period of weeks of severance pay to which you are entitled hereunder is referred to hereinafter as the “Severance Period.”) Severance payments will be made at the Company’s regular paydays, beginning on the Company’s next regular payday which is at least fifteen (15) business days following the later of the effective date of the Release or the date it is received by the Company, but the first payment will be retroactive to the day immediately following the Separation Date.

(b)    (i) Following the Separation Date, you and your eligible dependents may continue participation in the Company’s group health and dental plans under the federal law known as COBRA in compliance with COBRA regulations. If you elect to do so, then, from the day immediately following the Separation Date until the sooner of the last day of the Severance Period or the date you become eligible for coverage under the group health and dental plans of another employer, the Company will contribute to the premium cost of that participation at the same rate that it is contributing to the premium cost of active full-time employees (that is, 80% of the premium cost), provided that you pay the remainder of the premium cost by authorized deduction from your severance payments and provided further that you notify the Company promptly when you become eligible for coverage from other employment. After the Company’s obligation hereunder to contribute to the premium cost of your coverage under its group health and dental plans ceases, you and your eligible dependents may continue participation for any remaining period permitted under COBRA by paying the full premium cost plus a small administrative fee no greater than the amount authorized by COBRA. (ii) Alternatively, if you do not elect continuing health and/or dental coverage under COBRA as of the Separation Date, or if you elect not to continue such coverage, then, in lieu of the contributions to premium costs that the Company would otherwise be obligated to make under Section 3(c)(i), the Company will pay you seventy-five percent (75%) of such contributions, from the later of the Separation Date or the date on which you elect to discontinue COBRA coverage through the last day of the Severance Period, such payment to be made in a single lump sum payable within fifteen (15) business days following the Company’s receipt of your written notification that you have opted not to elect continuing coverage or to discontinue such coverage or, if later, your notice of whether you are electing cash or stock options pursuant to the following sentence. You may elect to take any payment due you under the preceding sentence in cash or in a grant of options for shares of the Company’s common stock of equivalent cash value, with the price of such shares being discounted by 70% of fair market value (“Discounted Stock Options”). All Discounted Stock Options granted to you under this Agreement shall be fully exercisable on the date of grant.

(c)    The Company will pay you a bonus for 2004 of not less than Thirty Thousand Dollars ($30,000) and not more than thirty percent (30%) of your base salary, as set forth in Section l(a) hereof, with the amount of any bonus in excess of the minimum being determined by the Company based on its reasonable assessment of your achievement of the transition goals set forth on Attachment A. Your bonus for 2004 will be paid within fifteen (15) business days of the Separation Date. You may elect to receive the bonus in cash or a grant of Discounted Stock Options.

(e)    To assist you in your search for other employment, the Company will provide you an additional lump sum payment in the amount of $8,500, payable within fifteen (15) business days following the later of the effective date of the Release or the date it is received by the Company.

(f)    Any stock options granted to you by the Company which are not exercisable on the Separation Date and not then exercised, expired or cancelled, shall continue to vest through the last day of the Severance Period, including the accelerated vesting process specified in the letter agreement between you and the Company concerning your employment amended and restated as of March 31, 2003 (the “Employment Agreement”). You may exercise any vested stock options, provided that you do so within ninety (90) days following the last day of the Severance Period. Any stock options not exercised prior to the end of that ninety (90) day period shall be cancelled. Your elections under this Section 3(f), including without limitation your decision to delay the exercise of options vested on the Separation Date to a date more than three months from the Separation Date, may have tax consequences and the Company recommends that you consult your tax advisor.

(g)    As a condition of your eligibility to receive the severance payments and other severance benefits set forth in this Section 3, you must sign and return the Release no earlier than the day immediately following the Separation Date and no later than 21 days thereafter, and having signed and returned the Release, you must not revoke it in a timely manner thereafter. The Release creates legally binding obligations and the Company advises you to consult an attorney before signing it.

4.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

5.    Acknowledgement of Full Payment. You acknowledge and agree that the payments and benefits to be provided you in accordance with Sections 1 and 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company or any of its Affiliates, whether for services provided or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation of any kind, in cash or equity or otherwise, is owed to you.

6.    Status of Employee Benefits and Paid Time Off. Except as otherwise expressly provided in Section 3(b) and 3(f) of this Agreement, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date.

7.    Continuing Obligations. You agree to continue to honor all of your obligations under the agreement captioned “Invention Assignment, Non-Disclosure and Covenant Not to Compete” which you entered into with the Company in 2001 (the “Employee Agreement”); provided, however, that the Company hereby waives Section 7(b)(ii) and Section 7(c) of that agreement with respect to your search for and acceptance of new employment, and the exercise of your responsibilities for a new employer, except to the extent that you are directly employed by a company selling an oral quinolone antibiotic directly competitive with Factive and an oral non-absorbed antibiotic directly competitive with ramoplanin, as the senior vice president of marketing in direct control of the marketing of such products.

8.    Mutual Non-Disparagement. You agree not to disparage the Company or its Affiliates, their business, products or management, publicly or to Company employees or to those with whom the Company does business. The Company agrees that it will instruct its directors and senior officers (meaning those holding the office of vice president or above) not to speak disparagingly about you internally or publicly or to persons outside the Company who are within the biotechnology industry.

9.    Cooperation with regard to Litigation. You agree, during the remainder of your employment and thereafter for a period of two (2) years (unless extended in a particular instance by legal mandate such as a valid and binding subpoena or discovery request), to reasonably cooperate with the Company with respect to all matters arising during or related to your employment with the Company, including without limitation all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your reasonable out-of-pocket expenses incurred in complying with its requests hereunder, subject to such substantiation and documentation as the Company may reasonably require. In addition, for all time spent complying with your obligations under this Section 9 at the request of the Company after the Separation Date, the Company will pay you at your prevailing consulting rate.

10.    Definition of Affiliates. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

11.    Indemnification and Insurance. The Company agrees that following the termination of your employment, (i) any rights that you currently have to indemnification and contribution as an officer and employee of the Company under the Articles of Incorporation or By-Laws of the Company or any of its Affiliates will remain in full force and effect; (ii) the Company will honor its obligations, if any, to indemnify and hold you harmless as a former officer, director and employee of the Company and any of its Affiliates, and will enforce any obligations of other parties to do so, pursuant to the merger agreement and other documents executed in connection with the completed merger by and between the Company and Genesoft Pharmaceuticals, and pursuant to any joint venture, collaboration, licensing, and other agreements executed by the Company in connection with any activities in which you were involved during the course of your employment with the Company; and (iii) you will continue to be covered as a former officer and employee of the Company under the Company’s Directors and Officers liability insurance policy(ies) it elects to maintain for your actions while an officer, director and employee of the Company and its Affiliates.

12.    Complete Agreement and Amendment. This Agreement constitutes the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether oral or written, with respect to your employment and its termination and all related matters, excluding only the Employee Agreement to which reference is made in Section 7 above. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee.

13.    Captions and Counterparts. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be signed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

If the terms of this Agreement are acceptable to you, please promptly sign, date and return it to me. At the time you sign and return it, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed counterpart of this Agreement, which you should also sign and date, is for your own records.

Sincerely, GENOME THERAPEUTICS CORPORATION

By:	/s/ JOSEPH A. PANE

Title:	V.P. – Human Resources

Date:	March 15, 2004

Accepted and agreed:

Signature:	/s/ MARTIN D. WILLIAMS

Martin D. Williams

Date:	March 15, 2004

ATTACHMENT A

Transition Performance Objectives